Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of The Williams Companies, Inc. of our report dated February 23, 2015, relating to the financial statements of Gulfstream Natural Gas System, L.L.C. for the year ended December 31, 2014, appearing in the Current Report on Form 8-K of The Williams Companies, Inc. dated May 6, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

May 11, 2015